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                                                                 Exhibit (A).(5)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                             Bush Boake Allen Inc.

                                      at

                             $48.50 Net Per Share

                                      by

                              B Acquisition Corp.
                         a wholly owned subsidiary of

                    International Flavors & Fragrances Inc.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, NOVEMBER 3, 2000, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

  Enclosed for your consideration is the Offer to Purchase, dated October 6, 2000 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by B Acquisition Corp., a Virginia corporation (the "Merger Subsidiary") and a wholly owned subsidiary of International Flavors & Fragrances Inc., a New York corporation ("Parent"), to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Bush Boake Allen Inc., a Virginia corporation (the "Company"), at a purchase price of $48.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith.

  We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

  We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

    1. The offer price is $48.50 per Share, net to you in cash, without interest.

    2. The Offer is being made for all outstanding Shares.

    3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 25, 2000 (the "Merger Agreement"), among the Company, Parent and Merger Subsidiary. The Merger Agreement provides, among other things, that Merger Subsidiary will merge with and into the Company (the "Merger") following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement.

    4. The Board of Directors of the Company unanimously (i) determined that the terms of the Offer and the Merger are advisable and in the best interests of the Company and its shareholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommends that shareholders accept the Offer and tender their Shares pursuant to the Offer.

    5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, November 3, 2000 (the "Expiration Date"), unless the Offer is extended.

    6. Any stock transfer taxes applicable to the sale of Shares to Merger Subsidiary pursuant to the Offer will be paid by Merger Subsidiary, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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  The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date of the Offer that number of Shares which represents more than 66 2/3% of the then outstanding Shares on a fully diluted basis and (2) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any applicable merger control regulations of foreign governmental entities, individually or in the aggregate, having jurisdiction over a material portion of the Company's business or assets having expired or been terminated by the Expiration Date of the Offer. International Paper Company, a New York corporation and the Company's major shareholder (the "Principal Shareholder"), beneficially owns approximately 68% of the Company's outstanding Shares and has agreed to tender its Shares in the Offer. See Section 10 of the Offer to Purchase. The Company has agreed to consent to a waiver of the minimum condition, described in clause (1) above, to enable Merger Subsidiary to purchase the Shares owned by the Principal Shareholder if the Principal Shareholder has tendered its Shares, but the total number of Shares tendered does not constitute more than 66 2/3% of the outstanding Shares of the Company on a fully diluted basis. The Offer is also subject to other conditions. See
Section 13 of the Offer to Purchase.

  The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Merger Subsidiary is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Merger Subsidiary becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Merger Subsidiary shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Merger Subsidiary cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Subsidiary by Morgan Stanley & Co. Incorporated in its capacity as Dealer Manager for the Offer or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

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                       Instructions with Respect to the
                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                             Bush Boake Allen Inc.

                                      by

                              B Acquisition Corp.
                         a wholly owned subsidiary of

                    International Flavors & Fragrances Inc.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated October 6, 2000, and the related Letter of Transmittal of B Acquisition Corp., a Virginia corporation and a wholly owned subsidiary of International Flavors & Fragrances Inc., a New York corporation, all outstanding shares of common stock, par value $1.00 per share, (the "Shares"), of Bush Boake Allen Inc., a Virginia corporation, at a purchase price of $48.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

  This will instruct you to tender to Merger Subsidiary the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.


 Number of Shares to Be Tendered:*_________

Account No.: ________________________

Dated: ________________________, 2000

                                                        SIGN HERE

                                          _____________________________________

                                          _____________________________________
                                                      Signature(s)

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________
                                              Print Name(s)and Address(es)

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________
                                            Area Code and Telephone Number(s)

                                          _____________________________________
                                            Taxpayer Identification or Social
                                                   Security Number(s)
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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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